Exhibit 10.1

PURCHASE AGREEMENT

THIS AGREEMENT, dated effective as of October 30, 2012, is between DANIEL K. DONKEL (“Donkel”) and SAMUEL H. CADE (“Cade”)(hereinafter collectively referred to as "Sellers"); POLAR PETROLEUM (AK) CORP., an Alaska corporation (hereinafter called "Buyer") and DONKEL OIL & GAS, LLC, a Colorado limited liability company (hereinafter called “DOG LLC”).

Recitations

1.           State of Alaska Oil and Gas Leases ADL 390939, 391544, 391545, 391750, 391757, 391758, 391759, 391766, 391767, 391768, 391774, 391775, 391776, 391777 and 391778, covering the lands more particularly described on attached Exhibit A-1 (hereinafter called the “Issued Leases”), are owned by one or more of the Sellers as reflected by the records of the Division of Oil and Gas, Department of Natural Resources of the State of Alaska;

2           State of Alaska Oil and Gas Leases ADL 392104 and ADL 392109, covering the lands more particularly described on attached Exhibit A-1 (hereinafter called the “Un-Issued Leases”), have not been issued by the State of Alaska as of the date of this Agreement, but Sellers own the rights to said Un-issued Leases as more fully reflected by the records of the Division of Oil and Gas, Department of Natural Resources of the State of Alaska and applicable Award Notices received by Sellers, which said Sellers contemplate will be issued at a date subsequent to the Closing (as hereinafter defined), subject to payment of the remaining cash bonus amount with respect to each of the Un-Issued Leases (being an aggregate amount of approximately One Hundred Forty Thousand Eight Hundred Dollars ($140,800.00)) together with the first year rental payment on each Un-Issued Lease (being an aggregate amount of approximately Fifty One Thousand Two Hundred Dollars ($51,200.00));

3.           For the purposes of this Agreement, the Issued Leases and the Un-issued Leases are hereinafter collectively referred to as the “Leases”;

4.           Sellers desire to sell and convey to Buyer, and Buyer desires to purchase and acquire from Sellers, the Leases, all upon the terms and conditions hereinafter provided for in this Agreement.

IN CONSIDERATION of the above recitals and of the benefits to be derived by each of the parties to this Agreement, it is hereby agreed as follows:

Agreement

1.           Sale and Purchase:  Subject to the terms and conditions of this Agreement, Sellers shall transfer, sell and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, all of Sellers’ right, title and interest in and to the Leases.

2.           Purchase Price.  The total purchase price to be paid by the Buyer for the Leases shall be as follows:

(a)           The sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Purchase Price") shall be paid to the Sellers as follows:

(i)           One Hundred Fifty Thousand Dollars ($150,000.00) shall be due and payable to Sellers at Closing; and

(ii)           The remaining One Million One Hundred Thousand Dollars ($1,100,000.00) shall be evidenced by the Buyer’s execution and delivery to Sellers, at Closing, of its promissory note (the “Buyer Note”), on the terms and subject to the conditions as set forth in the form  of the Buyer Note as attached hereto as Exhibit C. The parties contemplate that amortization of payments under the Buyer Note, assuming timely payment, will be as set forth in Exhibit D attached hereto.

The Purchase Price shall be allocated between and among each of the Leases in the amount of Seventy Three Thousand Five Hundred Twenty Nine Dollars and Forty One Cents ($73,529.41) each.

(b)           The Buyer shall transfer, assign and convey to DOG LLC a twenty percent (20%) working interest in the separate Lease on which the Buyer drills the Test Well as required pursuant to the provisions of Section 13(f) below. The Buyer shall make the foregoing assignment to DOG LLC promptly after either the Test Well has been drilled and completed, or the Test Well being abandoned or not completed.

3.           Carried Interest Agreement.  The Buyer and DOG LLC covenant and agree that the 20% working interest transferred and assigned by Buyer to DOG LLC in accordance with the provisions of Section 2(b) above shall be a “Carried Interest” (hereinafter defined) to production with respect to the Test Well drilled on a designated Lease as required by Section 13(f) below.  For purposes hereof, the term “Carried Interest” shall mean that all of the costs attributable to seismic, road preparation to the drillsite, preparation of drillsite pad, rig and equipment mobilization, drilling and/or reworking, testing, logging, completing the Test Well and government fees (except taxes on production) and all other costs and expenses incurred in drilling and completing the Test Well (collectively, the “Carried Costs”) shall be borne by the Buyer. After the first Test Well (as defined in Section 13(f) below) is drilled, DOG LLC shall bear its proportionate share of any infrastructure cost items such as pipelines and surface facilities related to the discovery well. If the Test Well is drilled on a designated Lease, all future costs incurred on such designated Lease, including the drilling and completion costs as to subsequent wells, shall be shared proportionately by the participating working interest owners, including DOG LLC. DOG LLC shall also bear its proportionate share of any taxes upon production obtained from such designated Lease and such taxes shall not be considered Carried Costs.

4.           Sellers’ Representations:  Each of the Sellers (who make the following representations only to the extent of the interests owned by each of the Sellers in the Leases) represents, warrants and agrees to and with Buyer that:

(a)           As of the Closing, the Issued Leases are in full force and effect, and Seller has or will have as of the Closing fully complied with all of the terms and provisions thereof which it is obligated to perform for all periods up to the Closing.  Sellers shall own or otherwise have the right to assign and convey or cause to be assigned and conveyed the Issued Leases, all of which shall be free and clear of any liens and encumbrances and provide for a net revenue interest to Sellers of not less than eighty three and one third percent (83.33%), prior to reservation of an overriding royalty equal to four percent (4%) of 8/8ths as provided for herein.

(b)           At such time as the Un-issued Leases are issued, Sellers shall own or otherwise have the right to assign and convey or cause to be assigned and conveyed the Un-issued Leases, all of which shall be free and clear of any liens and encumbrances and provide for a net revenue interest to Sellers of not less than eighty three and one third percent (83.33%), prior to reservation of an overriding royalty equal to four percent (4%) of 8/8ths as provided for herein.

(c)           There is no litigation or governmental investigation or proceeding pending or, to the knowledge of the Sellers, threatened affecting the Leases or which would have the effect of restraining or prohibiting any of the transactions contemplated by this Agreement.

(d)           This Agreement constitutes the valid and binding agreement of Sellers in accordance with its terms, and all instruments required hereunder to be executed by Sellers at the Closing shall constitute valid and binding agreements of Sellers in accordance with their terms.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Sellers;

(e)           This Agreement has been duly executed and delivered by Sellers and all instruments required hereunder to be delivered by each party at the Closing shall be duly executed and delivered by Seller;

(f)           Sellers have incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever;

(g)           Sellers shall not enter into any new agreements or commitments or incur, or agree to incur, any contractual obligation or liability (absolute or contingent) affecting or relating to any of the Leases which extend beyond the Closing except in connection with the consummation of the transactions contemplated in this Agreement, without the written consent of Buyer; and

(h)           Sellers have relied upon their own independent investigation made by each of them and their respective representatives, if any, and have made such investigation of the Leases as deemed appropriate under the circumstances. No Seller has been given any oral or written representations or assurances from any other Seller or the Buyer other than as set forth herein.

5.           Buyer's Representations:  The Buyer represents, warrants and agrees to and with the Seller that:

(a)           This Agreement constitutes the valid and binding agreement of Buyer in accordance with its terms, and all instruments required hereunder to be executed by Buyer at the Closing shall constitute valid and binding agreements of Buyer in accordance with their terms;

(b)           Buyer has good right and lawful authority to purchase and pay for the Leases as contemplated by this Agreement;

(c)           This Agreement has been duly executed and delivered by Buyer and all instruments required hereunder to be delivered by Buyer at the Closing shall be duly executed and delivered by Buyer;

(d)           Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction, for which Sellers shall have any responsibility whatsoever; and

(e)           Buyer has relied upon his own independent investigation made by him and his respective representatives, if any, and have made such investigation of the Leases as deemed appropriate under the circumstances. Buyer has not been given any oral or written representations or assurance from Sellers other than as set forth herein.

(f)           Buyer acknowledges that it has reviewed and analyzed each of the Leases and that it is aware of, and understands, the rental amounts which may be due and owning during each year of the term of each of the Leases. For informational purposes, Exhibit E is attached hereto which sets forth, by rental due date (to the extent known), the aggregate amount of annual rental payments due and payable on the Leases.

6.           DOG LLC’s Representations:  DOG LLC represents, warrants and agrees to and with the Sellers and the Buyer that:

(a)           This Agreement constitutes the valid and binding agreement of DOG LLC in accordance with its terms, and all instruments required hereunder to be executed by DOG LLC shall constitute valid and binding agreements of DOG LLC in accordance with their terms.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of DOG LLC;

(b)           This Agreement has been duly executed and delivered by DOG LLC  and all instruments required hereunder to be delivered by it at the Closing shall be duly executed and delivered by DOG LLC;

(c)           DOG LLC has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Sellers or Buyer shall have any responsibility whatsoever;

(d)           DOG LLC has relied upon its own independent investigation made by it and its respective representatives, if any, and have made such investigation of the Leases as deemed appropriate under the circumstances. DOG LLC has not been given any oral or written representations or assurances from any Seller or the Buyer other than as set forth herein.

7.           Sellers’ Conditions of Closing:  The obligations of Sellers under this Agreement are subject, at the option of Sellers, to the satisfaction at or prior to the Closing of the following conditions:

(a)           All representations and warranties of Buyer and DOG LLC contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

(b)           Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing, including payment on or at Closing of that portion of the Purchase Price which Buyer is obligated to pay as set forth in Section 2(a)(i) above.

Should the above conditions not be satisfied to Sellers’ satisfaction as of the Closing, Sellers may terminate this Agreement without further liability between the Sellers and/or DOG LLC or the Buyer.

8.           Buyer's Conditions of Closing:  The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

(a)           All representations and warranties of Sellers and DOG LLC contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

(b)           Sellers shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing.

Should the above conditions not be satisfied to Buyer's satisfaction as of the Closing, Buyer shall, as its sole and exclusive remedy, terminate this Agreement without further liability between the Buyer and/or DOG LLC or the Sellers.

9.           Closing:  Unless extended pursuant to the terms of this Agreement, the closing of this transaction (the “Closing”) shall be held on or before October 31, 2012, commencing at 1:00 pm, at the offices of Allen & Vellone, P.C., 1600 Stout Street, Suite 1100, Denver, Colorado 80202, or at such other place and time as mutually agreed to by the parties. The actual date on which the Closing occurs shall be known as the “Closing Date.”

10.           Termination:  This Agreement and the transactions contemplated hereby may be terminated (a) by the mutual written consent of Buyer and Sellers; (b) by Sellers if any of the conditions set forth in Section 7 have not been satisfied in all material respects or waived by the Closing Date; (c) by Buyer if any of the conditions set forth in Section 8 have not been satisfied in all material respects or waived by the Closing Date; or (d) unless the Parties agree to extend the Closing Date beyond October 31, 2012, by either Buyer or Sellers if the Closing shall not have been consummated on or before October 31, 2012, provided, however, that the right to terminate this Agreement pursuant to this Section 10(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause, or shall have resulted in, the failure of the Closing to occur prior to such date.  Upon termination of this Agreement as provided herein, all obligations of the Parties hereto shall cease and be without further force and effect.

11.           Actions at Closing.  At the Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                      (a)           The Buyer shall pay One Hundred Fifty Thousand Dollars ($150,000.00) by wire transfer of immediately available funds to such account(s) and in accordance with wire transfer instructions provided herein, with said amount being allocated between and among the Sellers as follows:

(i)           Samuel H. Cade:                                           $112,500.00; and
(ii)          Daniel K. Donkel:                                           $37,500.00.

The Sellers hereby authorize that the foregoing payment shall be made pursuant to the following wire transfer instructions:

Bank: name:                        First Citizens Bank
701 17th Street
Denver, Colorado 80202
ABA Routing No.:              102089644
Account Name:                   Allen & Vellone, P.C. COLTF Trust Account
For credit to account no. 009560162789
EIN: 84-1252288

(b)           The Buyer shall execute and deliver to Daniel K. Donkel, for and on behalf of the Sellers, the Buyer Note, in the form and substance as set forth in Exhibit C attached hereto, pursuant to the terms of Section 2(a)(ii) above;

(c)           The Buyer shall execute, acknowledge (where applicable) and deliver,  or cause to be executed, acknowledged (where applicable) and delivered, to Daniel K. Donkel, for and on behalf of the Sellers, four (4) copies of an Assignment in the form attached as Exhibit B (or then approved Assignment form) transferring one hundred percent (100%) of the record title in and to State of Alaska Oil and Gas Lease ADL 390939, 391544 and 391545 from Sellers to Buyer, but reserving to Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade), an overriding royalty equal to four percent (4%) of 8/8ths free and clear of all costs and expenses of production, which overriding royalty shall also apply to all renewals and extensions of the subject Leases;

(d)           As collateral and security for its performance under the terms of this Agreement, the Buyer shall execute, acknowledge (where applicable) and deliver, or cause to be executed, acknowledged (where applicable) and delivered, to Allen & Vellone, P.C., as escrow agent, four (4) copies of an Assignment in the form attached as Exhibit B (or then approved Assignment form) whereby the Buyer shall re-assign and re-convey to the Sellers one hundred percent (100%) of the record title in and to State of Alaska Oil and Gas Lease ADL 390939, 391544 and 391545, subject to the reservation to Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade), an overriding royalty equal to four percent (4%) of 8/8ths free and clear of all costs and expenses of production.

(e)           At the Closing and thereafter as may be necessary, all of the parties hereto shall, without further consideration, execute, acknowledge and deliver such other instruments or documents and shall take such other action as may be necessary to carry out their respective obligations under this Agreement.

12.           Execution and Delivery of Lease Assignments.

(a)           Promptly upon receipt of the executed Buyer Note as provided for in Section 11(b) above and receipt of the four (4) copies of the Assignment executed and acknowledged by Buyer pursuant to Section 11(c) above,  the Sellers shall execute, acknowledge (where applicable), deliver and file with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, or cause to be executed, acknowledged (where applicable), delivered and filed with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, the subject Assignments executed and acknowledged by Buyer and Sellers as provided for herein.

(b)           Upon receipt of the final payment due on the Buyer Note as provided for in Section 2(a)(ii) above, and provided that the Buyer has fully and timely paid any and all annual lease payments due on all of the Leases, and provided further that the Buyer has satisfied the obligation to drill a Test Well on a designated Lease as set forth in Section 15(f) below, the Sellers shall prepare and deliver to Buyer for its execution and acknowledgement (where applicable) four (4) copies of Assignments for each of the Issued Leases (except for Alaska Oil and Gas Lease ADL 390939, 391544 and 391545) and each of the Un-Issued Leases in the form attached as Exhibit B (or then approved Assignment form) transferring 100% of the record title to the Leases from Sellers to Buyer, or the Buyer’s designee, but reserving to Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade), an overriding royalty equal to four percent (4%) of 8/8ths free and clear of all costs and expenses of production, which overriding royalty shall also apply to all renewals and extensions of all of the subject Leases. The Buyer shall return all of the executed and acknowledged Assignments to Daniel K. Donkel, for and on behalf of the Sellers, whereupon the Sellers shall execute, acknowledge (where applicable), deliver and file with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, or cause to be executed, acknowledged (where applicable), delivered and filed  with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska (as applicable), the subject Assignments as executed by Buyer and the Sellers.

13.           Post-Closing Obligations of Buyer.  After the Closing, the Buyer covenants and agrees to do the following:

(a)           Buyer or its designee shall assume all obligations of Sellers under the Issued Leases for all periods from and after the date of Closing, including the obligation to timely pay all annual rental payments thereafter due under all Issued Leases. Buyer or its designee shall, no later than thirty (30) days prior to a rental payment due date, pay any and all annual rental amounts due and owing under any Issued Leases, and shall promptly provide the Sellers with written notice and document(s) evidencing the payment of such annual rental payments.

(b)           Buyer or its designees shall likewise assume all obligations of Sellers on all Un-Issued Leases from and after the date of Closing with respect to the said Un-Issued Leases from Sellers to Buyer or its designee, including the obligation to timely pay all annual rental payments thereafter due under such Un-Issued Leases. Notwithstanding the foregoing, the Sellers shall pay, and the Buyer shall have no obligation to pay, the first annual rental payments due on all Un-Issued Leases. Buyer or its designee shall, no later than thirty (30) days prior to a rental payment due date, pay any and all annual rental amounts due and owing under any Un-Issued Leases except for the first annual rental payment which the Sellers shall pay, and shall promptly provide the Sellers with written notice and document(s) evidencing the payment of such annual rental payments except for the first annual rental payment.

(c)           Promptly after the final payment due on the Buyer Note payable to Sellers as executed and delivered pursuant to Section 11(b) above, the Buyer shall provide the Sellers with written instructions as to whether the Assignments to be executed and delivered by the Sellers with respect to the Issued Leases and the Un-Issued Leases are to be issued into the name of the Buyer or a Buyer’s designee together with all applicable information necessary to complete said Assignments. If Buyer fails to provide such written instructions within three (3) weeks after the final payment made on the Promissory Note, the Sellers shall be authorized to execute and deliver the Assignments with respect to the Issued Leases and the Un-Issued Leases into the name of only the Buyer.

(d)           After the Buyer receives Assignments from the Sellers with respect to the Issued Leases and the Un-Issued Leases as provided for in subsection (c) above, the Buyer agrees to continue to pay annual rental amounts due on all of the subject Leases and to provide written notice and evidence of such payments to the Sellers not later than fifteen (15) days prior to the rental payment due date. If the  Buyer has not paid the annual rental amount on any Lease within fifteen (15) days prior to the rental payment due date, then Sellers shall have the right, but not the obligation, to pay the annual rental amount(s) due on the subject Lease(s) and, in the event of Sellers payment of any such rental amount(s), Sellers shall provide written notice and evidence of such payment to Buyer, and Buyer shall be specifically obligated to execute and deliver to Sellers, or their designee(s), within seven (7) days of Buyer’s receipt of Sellers’ notice, four (4) original sets of assignments of the subject Leases to the Sellers, free and clear of all liens and encumbrances except the overriding royalties created by this Agreement, such assignment to be on a form reasonably acceptable to Sellers or their designee(s). In the event that Buyer fails to timely deliver to Sellers the appropriate assignments of the Lease(s) as required under this subsection. Buyer shall be obligated to pay Sellers, as liquidated damages, $100.00 per day for each day the Buyer is obligated but fails to execute and deliver the required assignments. The foregoing per day amount payable to Sellers shall be considered liquidated damages by the parties as it is agreed that actual damages to Sellers for Buyer’s failure to execute and deliver the assignment are difficult to ascertain with certainty and that the payment provided herein is a reasonable estimate of such damages.

(e)           In the event that the any of the Leases terminate due to Buyer’s failure to pay rentals in accordance with Sections 13(a) or 13(b), and Buyer or an Affiliate of Buyer, directly or indirectly, acquires an interest in all or any portion(s) of any reconfigurations of land described in the subject Leases in the first State of Alaska oil and gas lease sale after termination, whether or not all of said lands are offered in the same lease sale, then Buyer hereby covenants and agrees to transfer to the Sellers (in the proportions of twenty five percent (25%) to Donkel and seventy five percent (75%) to Cade) an aggregate two percent (2%) overriding royalty interest in such lease(s). Notwithstanding anything to the contrary, this shall be the sole and exclusive remedy to Sellers related to any terminated Leases as referenced herein. For purposes of this Agreement, “Affiliate” shall mean, with respect to a Party, any company or legal entity which (i) controls either directly or indirectly such Party, (ii) which is controlled directly or indirectly by such Party, or (iii) is directly or indirectly controlled by a company or entity which directly or indirectly controls such Party.  “Control” means the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors, members or similar governing body of such company.

(f)           Buyer agrees, at its sole cost and expense, to drill, cause to be drilled, or re-enter and drill, within two (2) years after the date of Closing, to completion or abandonment, a test well on one of three leases consisting of ADL 390939, 391544 or 391545 to a bottom-hole depth and location of at least eight thousand feet (8,000’) (the “Test Well”).  Should Buyer fail to timely drill or cause to be drilled a Test Well to completion or abandonment within two (2) years after the date of Closing, Buyer shall forfeit its interest in all of the Leases, and the Buyer shall each promptly execute and deliver to Sellers an assignment of the aforementioned three (3) Lease(s) free and clear of all liens and encumbrances except the overriding royalties created by this Agreement, such assignment to be on a form reasonably acceptable to Sellers.

(g)            During the period from Closing until the later of the date on which the Buyer Note is paid in full, or the date on which the Test Well has been drilled and completed or abandoned, the Buyer covenants and agrees, unless specifically waived, or consented to, by Sellers in writing, as follows: (i) Buyer will not sell, farmout, encumber, lease, transfer, license, grant an option to purchase or preferential purchase right with respect to, dispose of or otherwise burden or grant additional overriding royalty interests on any of the Leases; and (ii) Buyer shall promptly notify Sellers upon receipt of notice of any dispute or claim relating to any of the Leases.

(h)            Upon written request from Sellers, the Buyer shall promptly (in no event more than thirty (30) days from receipt of the written request) execute and deliver to the Sellers such documents or instruments (including, without limitation, a Mortgage, security agreement or other collateral document), in form and substance satisfactory to Sellers, and shall do all such acts and things as Sellers may from time to time reasonably request or as may be necessary or appropriate to establish and maintain a mortgage and/or collateral or security interest in and to ADL 390939, 391544 or 391545 for the benefit and use of the Sellers.

14.           Post-Closing Obligations of Sellers.  After the Closing, the Sellers covenant and agree to do the following:

(a)           To timely pay to the State of Alaska all balances, if any, due on the Un-Issued Leases in order to secure the issuance of said Un-Issued Leases.  If Sellers are advised or learn that the State of Alaska will not issue one or more of the Un-Issued Leases, the Sellers shall notify the Buyer of such event with pertinent details as may be available.

(b)           To hold the Assignments executed and delivered by Buyer pursuant to Section 11(d) above until the earlier of: (i) the date when all amounts due under the Buyer Note have been paid in full and the date when on which the drilling of the Test Well is satisfied, or (ii) the date when an event of default by the Buyer exists under the terms and provisions of this Agreement. Upon an event occurring under subsection (i) herein, the Sellers shall either destroy the subject Assignments and provide written notice to Buyer of destruction of the subject Assignments, or return the subject Assignments to the Buyer. Upon an event occurring under subsection (ii) herein, the Sellers shall have the right to deliver and file the subject Assignments with the Division of Oil and Gas, Department of Natural Resources of the State of Alaska, as if such Assignments had been executed and delivered by Buyer as required by the provisions of Section 16(b)(i)(aa) below and thereby cause the re-conveyance from the Buyer to the Sellers of the ownership rights in and to all of the subject Leases referenced in such Assignments.  If for any reason the Division of Oil and Gas, Department of Natural Resources of the State of Alaska will not file, or otherwise refusing to file, the subject Assignments held in Sellers as provided for herein, the Buyer shall continue to be obligated to comply with, and abide by, the terms and provisions of Section 16(b)(i)(aa) below. .

15.           Limitation of Liability; Indemnification. If a Seller has properly executed, acknowledged and delivered any and all Assignments attributable to his interest in the Leases and otherwise performed all obligations imposed on him pursuant to this Agreement, the Buyer shall not have any claim or remedy against such Seller. Each Seller (the “Indemnitor”) shall indemnify and hold the other Seller harmless with respect to any claim, damage, liable and cost or expense (including reasonable attorney’s fees) attributable to any act, omission or other conduct of the Indemnitor in connection with this Agreement.

16.           Events of Default and Remedies.

(a)           Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (“Event of Default”) hereunder:

(i)           If the Buyer fails to pay any installment amount due and payable under the Buyer Note within ten (10) of its due date;

(ii)           If the Buyer fails to pay any annual rental payment due on the Issued Leases or the Un-Issued Leases as provided for in Sections 13(a) and 13(b) above;

(iii)           If the Buyer fails to timely drill the Test Well as provided for in Section 13(f) above;

(iv)           Any warranty, representation or statement made or furnished by one party to another party herein proves to have been false or incorrect in any material respect when made or furnished;

(v)           The sale, transfer, assignment of a Lease, the grant of any lien, encumbrance or additional burden on a Lease, or the making of any levy, seizure or attachment of a Lease;

(vi)           The failure by any party to this Agreement to perform or comply with any non-monetary obligation imposed upon it pursuant to this Agreement, which failure shall continue for a period of fifteen (15) days after receipt of written notice thereof from the non-defaulting party. If, prior to the expiration of such fifteen (15) day period, the defaulting party shall have cured such default, or if the default can not be cured within fifteen (15) days, shall have in good faith commenced and be diligently proceeding to cure, and shall cure, such default within forty five (45) days, then such party shall not be deemed to be in default; and

(vii)           The Buyer shall (1) dissolve or terminate its existence, (2) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or for its property, (3) be unable, or admit in writing its inability, to pay its debts as they mature, (4) make a general assignment for the benefit of creditors, (5) be adjudicated as bankrupt or insolvent, or (6) have filed a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take any other action for the purpose of effecting any of the foregoing.

(b)           Remedies.  Upon the occurrence of an Event of Default or at any time thereafter, the non-defaulting party may pursue any and all rights or remedies available to it, whether at law, in equity, by statute or otherwise, to enforce collection of all amounts and/or performance of all other obligations due and owing to it. If they are the non-defaulting party, the Sellers may pursue any and all of the foregoing rights and remedies and may further pursue other specific remedies including, without limitation, the following:

(i)           If an Event of Default arises under Sections 16(a)(i), 16(a)(ii) or 16(a)(iii) above, the Sellers may, at their option and without notice, accelerate any and all unpaid amounts due and owing under the Buyer Note which shall thereafter be immediately due and payable together with default interest thereon. Thereafter, the Sellers may pursue, at their option and sole discretion, one, more and/or all of the following rights and remedies:

(aa)           Upon thirty (30) days advance written notice to the Buyer, the Buyer shall execute and deliver to Sellers, or their designee(s), within seven (7) days of Buyer’s receipt of Sellers’ notice, four (4) original sets of Assignments in the form attached hereto as Exhibit B (or then approved Assignment form) transferring all right, title and interest in ADL 390939, 391544 and 391545 from Buyer to Sellers, free and clear of all liens and encumbrances except the overriding royalties created by this Agreement. In the event that Buyer fails to timely deliver to Sellers the appropriate assignments as required under this subsection, the Sellers shall be entitled to the right of specific performance to effect the foregoing transfer, assignment and conveyance by Buyer to Sellers of the said Leases. Buyer shall be obligated to pay Sellers, as liquidated damages, $100.00 per day for each day the Buyer is obligated but fails to execute and deliver the required assignments. The foregoing per day amount payable to Sellers shall be considered liquidated damages by the parties as it is agreed that actual damages to Sellers for Buyer’s failure to execute and deliver the assignment are difficult to ascertain with certainty and that the payment provided herein is a reasonable estimate of such damages.

(bb)           The Buyer shall be specifically obligated to transfer, assign and deliver to the Sellers any and all geological and geophysical data and information, any and all non-proprietary seismic data and information, drilling permits, applications and related documents and all other pertinent information and data applicable to the subject Leases. The parties acknowledge and agree that the foregoing right of Sellers to receive data and information applicable to potential production from the subject Leases is an agreed, bargained for and acceptable exercise of the Sellers’ security and collateral rights granted and conveyed by Buyer to Sellers to insure payment of all amounts due and owing under the Buyer Note and the payment of annual rental amounts due under the Leases.

(cc)           The Sellers shall, upon thirty (30) days advance written notice to the Buyer, be entitled to retain, and not be further obligated to convey or assign to the Buyer any and all right, title and interest in and to the Leases which have not yet been transferred and assigned to Buyer as set forth in Section 10(b) above. The parties acknowledge and agree that the foregoing retention right with respect to the unassigned Leases is an agreed, bargained for and acceptable exercise of the Sellers’ security and collateral rights and remedies granted by Buyer to Sellers to insure payment of all amounts due and owning under the Buyer Note and satisfaction of Buyer’s other obligations and agreements set forth herein.

(dd)           The Sellers shall be entitled to retain, and Buyer shall forfeit, all amounts paid on the Buyer Note up to and including the date when an event of default occurred. The parties acknowledge and agree that the foregoing right of Sellers to retain amounts paid under the Buyer Note, and forfeiture of such payments by Buyer, is an agreed, bargained for and acceptable exercise of the Sellers’ security and collateral rights and remedies granted by Buyer to Sellers to insure payment of all amounts due and owning under the Buyer Note and satisfaction of Buyer’s other obligations and agreements set forth herein.

(ii)           If an Event of Default arises under any other provision of Section 16(a) above, the Seller and/or buyer may, at its and/or their option and without notice, pursue any and all other rights and remedies available to them as set forth herein.

(c)           Remedy if Alaska Elects Not to Issue Sellers the Un-Issued Leases.  In the event that the State of Alaska elects not to issue, or fails to issue, one or both of the Un-Issued Leases to the Sellers, then the Seller shall provide a credit against the Buyer Note in the amount of Seventy Three Thousand Five Hundred Twenty Nine Dollars and Forty One Cents ($73,529.41) for each of the Un-Issued Leases which are not received by Sellers. The foregoing credit shall be applied in reverse order against the last installment amounts due on the Buyer Note with the result that none of the regularly scheduled payments due and owing shall be deferred, postponed or otherwise altered.

(d)           Remedy if Buyer Fails to Assign Working Interest to DOG LLC.   If the Buyer fails to assign DOG LLC the twenty percent (20%) working interest as provided in Section 2(b) above, DOG LLC shall have the right, in addition to any claim for monetary damages or other remedies available, to specific performance from the Buyer to make and complete the transfer, assignment and conveyance by Buyer to DOG LLC of the subject twenty percent (20%) working interest.

(e)           Remedies Cumulative.  Each and every right, power and remedy hereunder shall be cumulative and shall be in addition to every other right, power and remedy now or hereafter existing at law, in equity, by statute or otherwise. Each and every right, power and remedy may be exercised from time to time as often and in such order as may be determined by a party, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by a party in the exercise of any right, power or remedy shall impair any such right, power or remedy or be construed to be a waiver of any default or to be an acquiescence therein.

(f)           Attorney’s Fees.  In the event of any litigation between the parties concerning enforcement of, or remedies under, the terms of this Agreement, the court shall award the prevailing party its costs and expenses, including reasonable attorney’s fees, incurred in connection with such litigation.

17.           Miscellaneous:

(a)           Governing Law.  This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Alaska, without regard to conflict of law rules that would direct application of the laws of another jurisdiction.

(b)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

(c)           Survival.  The terms and provisions of Sections 2(b), 3 and 10 through 17 shall survive the Closing.  All other terms and provisions of this Agreement shall terminate two (2) years following the Closing Date.

(d)           Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e)           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)           Assignment.  Prior to the Closing, no party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, and any assignment made without such consent shall be void ab initio.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns.

(g)           Notices.  Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the party to be notified, postage pre-paid, and registered or certified with a return receipt requested.  Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt.  Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee.  For purposes of notice, the addresses of the parties shall be as follows:

Sellers’ Mailing Address:

Daniel K. Donkel
3000 North Atlantic Ave., 6th Floor
Daytona Beach, Florida 32118

Samuel H. Cade
3410 Amberwood Lane
Prosper, TX 75078

Buyer's Mailing Address:

Polar Petroleum (AK) Corp.
9360 Glacier Highway, Suite 202
Juneau, Alaska 99801

DOG LLC’s Mailing Adress:

Donkel Oil & Gas, LLC
c/o Daniel K. Donkel
3000 North Atlantic Ave., 6th Floor
Daytona Beach, Florida 32118

Escrow Agent’s Mailing Address:

Allen & Vellone, P.C.
1600 Stout Street, Suite 1100
Denver, Colorado 80202
      Attn.: Patrick J. Russell

Each party shall have the right, upon giving ten (10) days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

(h)           Expenses.  Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction.

(i)           Joint Preparation.  This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the parties hereto and shall not be construed for or against one party or any other party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

(j)           Further Assurances.  All of the parties hereto shall, without further consideration, execute, acknowledge and deliver such other documents and instruments and take such other action as may be necessary to carry out their obligations under this Agreement.

(k)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

(l)           Counterpart Execution.  For the sake of simplicity in execution, this Agreement may be executed by original or telefax signature in any number of counterparts, each of which shall be deemed an original hereof.  All counterparts of this Agreement which are executed by telefax signature shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

[Signatures on following page]

EXECUTED as of the respective acknowledgment dates of the signatory parties; effective as of the date first above mentioned.

___/s/ Daniel K. Donkel_________________________
DANIEL K. DONKEL

___/s/ Samuel H. Cade _________________________.
SAMUEL H. CADE

SELLERS

POLAR PETROLEUM (AK) CORP.

By__/s/ Daniel Walker__________________________
Daniel Walker, President

BUYER

DONKEL OIL & GAS, LLC

By__/s/ Daniel K. Donkel ________________________
Daniel K. Donkel, Manager

DOG LLC

EXHIBIT A-1

PART I: ISSUED LEASES

ADL 390939 Legal Description:

T. 6 N., R. 13E., Umiat Meridian, Alaska.

Section 19, Unsurveyed, All, 618.00 acres;
Section 20, Unsurveyed, All, 640.00 acres;
Section 21, Unsurveyed, All, 640.00 acres;
Section 28, Unsurveyed, All, 640.00 acres;
Section 29, Unsurveyed, All, 640.00 acres;
Section 30, Unsurveyed, All, 620.00 acres;
Section 31, Unsurveyed, All, 623.00 acres;
Section 32, Unsurveyed, All, 640.00 acres;
Section 33, Unsurveyed, All, 640.00 acres;

This Tract (NS2006-0480) contains 5,701.00 acres, more or less.

ADL 391544 Legal Description:

T. 010N., R. 012E., Tract A, Umiat Meridian, Alaska.

Section 5, Unsurveyed, All, 640.00 acres;
Section 6, Unsurveyed, All, 609.00 acres;
Section 7, Unsurveyed, All, including the beds of the unnamed lakes, 612.00 acres;
Section 8, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;

This Tract (984) contains 2,501.00 acres, more or less.

ADL 391545 Legal Description:

T. 010N., R. 012E., Tract A, Umiat Meridian, Alaska.

Section 17, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
Section 18, Unsurveyed, All, including the beds of the unnamed lakes, 615.00 acres;
Section 19, Unsurveyed, All, including the beds of the unnamed lakes, 617.00 acres;
Section 20, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;

This Tract (987) contains 2,512.00 acres, more or less.

ADL 391750 Legal Description:

T. 009N., R. 012E., Tract A, Umiat Meridian, Alaska.

Section  1, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
Section  2, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 11, Unsurveyed, All, 640.00 acres;
Section 12, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;

This Tract (813) contains 2,560.00 acres, more or less.

ADL 391757 Legal Description:

T. 009N., R. 013E., Tract A, Umiat Meridian, Alaska.

Section  1, Unsurveyed, All, 640.00 acres;
Section  2, Unsurveyed, All, 640.00 acres;
Section 11, Unsurveyed, All, 640.00 acres;
Section 12, Unsurveyed, All, 640.00 acres;

This Tract (822) contains 2,560.00 acres, more or less.

ADL 391758 Legal Description:

T. 009N., R. 013E., Tract A, Umiat Meridian, Alaska.

Section  3, Unsurveyed, All, 640.00 acres;
Section  4, Unsurveyed, All, 640.00 acres;
Section  9, Unsurveyed, All, 640.00 acres;
Section 10, Unsurveyed, All, 640.00 acres;

This Tract (823) contains 2,560.00 acres, more or less.

ADL 391759 Legal Description:

T. 009N., R. 013E., Tract A, Umiat Meridian, Alaska.

Section 5, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 6, Unsurveyed, All, including the beds of the unnamed lakes, 625.00 acres;
Section 7, Unsurveyed, All, inlcuding the beds of the unnamed lakes, 628.00 acres;
Section 8, Unsurveyed, All, 640.00 acres;

This Tract (824) contains 2,533.00 acres, more or less.

ADL 391766 Legal Description:

T. 009N., R. 014E., Tract A, Umiat Meridian, Alaska.

Section 5, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 6, Unsurveyed, All, including the bed of the unnamed lake, 625.00 acres;
Section 7, Unsurveyed, All, including the bed of the unnamed lake, 628.00 acres;
Section 8, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;

This Tract (833) contains 2,533.00 acres, more or less.

ADL 391767 Legal Description:

T. 009N., R. 014E., Tract A, Umiat Meridian, Alaska.

Section 15, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 16, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 21, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 22, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;

This Tract (835) contains 2,560.00 acres, more or less.

ADL 391768 Legal Description:

T. 009N., R. 014E., Tract A, Umiat Meridian, Alaska.

Section 17, Unsurveyed, All, 640.00 acres;
Section 18, Unsurveyed, All, including the bed of the unnamed lake, 631.00 acres;
Section 19, Unsurveyed, All, including the beds of the unnamed lakes, 633.00 acres;
Section 20, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
This Tract (836) contains 2,544.00 acres, more or less.

ADL 391774 Legal Description:

T. 010N., R. 012E., Tract A, Umiat Meridian, Alaska.

Section 13, Unsurveyed, All, including the beds of the Kuparuk River and the unnamedlake, 640.00 acres;
Section 14, Unsurveyed, All, including the bed of the Kuparuk River, 640.00 acres;
Section 23, Unsurveyed, All, including the bed of the Kuparuk River, 640.00 acres;
Section 24, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
This Tract (985) contains 2,560.00 acres, more or less.

ADL 391775 Legal Description:

T. 010N., R. 012E., Tract A, Umiat Meridian, Alaska.

Section 15, Unsurveyed, All, including the beds of the Kuparuk River and the unnamedlakes, 640.00 acres;
Section 16, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
Section 21, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
Section 22, Unsurveyed, All, including the beds of the Kuparuk River and the unnamedlake, 640.00 acres;
This Tract (986) contains 2,560.00 acres, more or less.

ADL 391776 Legal Description:

T. 010N., R. 012E., Tract A, Umiat Meridian, Alaska.

Section 25, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
Section 26, Unsurveyed, All, including the beds of the Kuparuk River and the unnamedlakes, 640.00 acres;
Section 35, Unsurveyed, All, including the beds of the Kuparuk River and the unnamedlakes, 640.00 acres;
Section 36, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;

This Tract (988) contains 2,560.00 acres, more or less.

ADL 391777 Legal Description:

T. 010N., R. 013E., Tract A, Umiat Meridian, Alaska.

Section 27, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;
Section 28, Unsurveyed, All, 640.00 acres;
Section 33, Unsurveyed, All, 640.00 acres;
Section 34, Unsurveyed, All, including the bed of the unnamed lake, 640.00 acres;

This Tract (998) contains 2,560.00 acres, more or less.

ADL 391778 Legal Description:

T. 010N., R. 013E., Tract A, Umiat Meridian, Alaska.

Section 29, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;
Section 30, Unsurveyed, All, including the beds of the unnamed lakes, 620.00 acres;
Section 31, Unsurveyed, All, including the beds of the unnamed lakes, 623.00 acres;
Section 32, Unsurveyed, All, including the beds of the unnamed lakes, 640.00 acres;

This Tract (999) contains 2,523.00 acres, more or less.

PART II - UN-ISSUED LEASES

The following provides general information related to the general location of the Un-issued Leases.  The final exact legal descriptions of each lease, when compiled by the AK Department of Natural Resources Division of Oil and Gas and as shown on the respective lease form, are herein incorporated by reference.

ADL 392104 Area Description
Tract Number 976
This Tract is stated to contain 2,560.00 acres, more or less.

ADL 392109 Area Description
Tract Number 996
This Tract is stated to contain 2,512.00 acres, more or less

EXHIBIT B

ASSIGNMENT FORM

EXHIBIT C

PROMISSORY NOTE

$1,100,000.00	October 31, 2012
Anchorage, Alaska

FOR VALUE RECEIVED, the undersigned, POLAR PETROLEUM (AK) CORP. promises to pay to the order of SAMUEL H. CADE and DANIEL K. DONKEL (the “Holders”) the principal sum of ONE MILLION ONE HUNDRED THOUSAND and no/100s  Dollars (US $1,100,000.00) together with interest at the annual rate of three-tenths of one percent (0.30%), which shall be due and payable to the Holders on the following dates and in the indicated amounts, unless sooner paid or extended by the Holders:

$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the third month after the date of this Note;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the sixth month after the date of this Note;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the ninth month after the date of this Note;
$125,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the twelve month after the date of this Note;
$100,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the 15th month after the date of this Note;
$100,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the 18th month after the date of this Note;
$100,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the 21st month after the date of this Note; and
$300,000 in principal plus accrued interest on the unpaid principal shall be due and payable on or before the last day of the 24th month after the date of this Note (the “Maturity Date”).

All payments of principal and interest shall be made by wire transfer of immediately available funds  in accordance with the wire transfer instructions which the Holders authorized and provided in connection with the closing of the Purchase Agreement dated effective as of October 10, 2012, or shall be made pursuant to such other wire transfer instructions as the Holders shall jointly designate in writing.

AT THE OPTION of the Holders, the payment of all principal and interest due in accordance with the terms of this Note shall be accelerated and shall immediately be due and payable, without notice or demand, upon any default in the payment provided for herein subject to a ten (10) day grace period.

AFTER MATURITY or acceleration, unpaid principal and accrued interest shall bear interest at the rate of ten percent (10%) per annum until paid in full. The undersigned agrees to pay to the Holder on demand all costs and expenses (including reasonable attorney’s fees), if any, paid or incurred by the Holder hereof in connection with the enforcement of any of the rights and remedies of the Holder under this Note.

THE UNDERSIGNED shall have the right to make prepayments of principal in an amount not less than $100,000 at any time without premium or penalty, provided that such prepayment shall not defer or postpone the scheduled date of payment for any remaining installment payment provided for herein.

THIS NOTE is secured by the terms and provisions set forth under that certain Purchase Agreement dated effective as of October 30, 2012 by and between the Holders and the undersigned.

THE UNDERSIGNED hereby waives demand and presentment for payment, notice of dishonor, protest, notice of acceleration and diligence in collection and consents to any extension or modification of time for payment or partial payment of this Note, before, at or after maturity, to the addition or release of any other party primarily or secondarily liable for the payment of the indebtedness evidenced by this Note. This Note shall be governed by and construed in accordance with the laws of the State of Alaska.

EXECUTED on this 31st day of October, 2012.

POLAR PETROLEUM (AK) CORP., an Alaska corporation

By:
Daniel Walker, President

EXHIBIT D

AMORTIZATION SCHEDULE

The following amortization schedule is for the $1,110,000.00 promissory note made by Polar Petroleum (AK) Corp. dated October 31, 2012, payable to Daniel K. Donkel and Samuel H. Cade, assuming that all payment amounts are timely paid thereunder:

Date*	Principal Amount	Interest Amt (0.30%)	Payment Amt	Unpaid Principal Amt

Closing				$1,100,000.00

3rd Month	$125,000.00	$825.00	$125,825.00	$975,000.00

6th Month	$125,000.00	$731.25	$125,731.25	$850,000.00

9th Month	$125,000.00	$637.50	$125,637.50	$725,000.00

12th Month	$125,000.00	$543.75	$125,543.75	$600,000.00

15th Month	$100,000.00	$450.00	$100,450.00	$500,000.00

18th Month	$100,000.00	$375.00	$100,375.00	$400,000.00

21st Month	$100,000.00	$300.00	$100,300.00	$300,000.00

24th Month	$300,000.00	$225.00	$300,225.00	$0.00

*   Assumes that date is the anniversary date of the closing on the indicated month after closing. However, since the promissory note states that each payment date is on the last day of the indicated month after closing, interest for the first payment will change but all other interest amounts on subsequent dates should remain the same.

EXHIBIT E

SCHEDULE OF RENTAL PAYMENTS

The following provides, by specific dates, the total amount of rental payments which are due and payable on certain number of Alaska oil and gas leases containing the indicated total acreage, based on the indicated rental amount per acre.

A.           Issued Leases.

Rental Due Date	Number of Leases	Total Acreage	Rental Rate/Acre	Total Rental Payment Amt.

2/1/2013	1	5,701.00	$3.00	$17,103.00
5/1/2013	12	30,613.00	$2.00	$61,226.00
7/1/2013	2	5,013.00	$2.00	$10,026.00

5/1/2014	12	30,613.00	$2.50	$76,532.00
7/1/2014	2	5,013.00	$2.50	$12,532.00

5/1/2015	12	30,613.00	$3.00	$91,839.00
7/1/2015	2	5,013.00	$3.00	$15,039.00

B.           Un-Issued Leases.

The two (2) Un-Issued Leases (ADL 392104 and ADL 392109) include an aggregate of 5,120.00 acres, more or less. Each of these two (2) Un-issued Leases have annual rental amounts due in Years 1-7 of $10.00/acre and in Years 8+ $250.00/acre (subject to reduction dependent on development activities which have been made).

Based on the foregoing, the annual rental due on the two (2) Un-Issued Leases will be $51,200.00 in each year from year 1 through year 7. The exact date when such rental payment will be due has not yet been established.